Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-197946) pertaining to the T2 Biosystems, Inc. Amended and Restated 2006 Employee, Director and Consultant Stock Plan, T2 Biosystems, Inc. 2014 Incentive Award Plan, and T2 Biosystems, Inc. 2014 Employee Stock Purchase Plan of T2 Biosystems, Inc. of our report dated March 4, 2015, with respect to the consolidated financial statements of T2 Biosystems, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 4, 2015